EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 29, 2004, relating to the financial statements and financial statement schedule of Maxwell Technologies, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 87, as amended), appearing in the Annual Report on Form 10-K of Maxwell Technologies, Inc. for the year ended December 31, 2004.

\s\ DELOITTE & TOUCHE LLP

San Diego, California
June 20, 2005